Exhibit 99.2

Avalon Acquisition Inc. Inc. Announces Closing of Upsized $207.0 Million Initial Public Offering, Including Full Exercise of the Overallotment Option

San Francisco, CA – October 8, 2021 – Avalon Acquisition Inc. (the “Company”), a newly organized blank check company incorporated as a Delaware company, today announced the closing of its initial public offering of 20,700,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in total gross proceeds of $207,000,000. Each unit consisted of one share of Class A common stock and three-fourths of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The Company’s units commenced trading on the Nasdaq Global Market (“Nasdaq”) on October 6, 2021, under the symbol “AVACU.” Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “AVAC” and “AVACW,” respectively.

Maxim Group LLC acted as sole book-running manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $210,105,000 (or $10.15 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of October 8, 2021, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to the securities was declared effective by the SEC on October 5, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3500, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Avalon Acquisition Inc.

Avalon Acquisition Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue targets in any industry, it intends to focus its search on companies in the financial services and financial technology industries. The Company is led by Executive Chairman Don Putnam and Chief Executive Officer Craig Cognetti.

Forward-Looking Statement Disclaimer

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

R. Rachel Hsu

Avalon Acquisition Inc.

RHsu@AvalonSPAC.com

T: 415.505.4108